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                                                                   Exhibit 3.1.1

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                        FILED 09:00 AM 5/22/2000
                                                          001261166 - 0780509

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ARTHUR J. GALLAGHER & CO.


It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is:

                            Arthur J. Gallagher & Co.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth (A) thereof and by substituting in lieu of said Article the following new Article:

         "(A) The aggregate number of shares which the corporation is authorized to issue is 201,000,000 of which 1,000,000 shares shall be Preferred Stock with no par value per share and 200,000,000 shares shall be Common Stock with par value of $1.00 per share."

3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed and attested to on May 18, 2000.



                                                /s/ John C. Rosengren
                                         ------------------------------------
                                         John C. Rosengren
                                         Vice President and General Counsel

Attest:


/s/ Christine D. Greb
---------------------------------
Christine D. Greb
Assistant Secretary